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                                                                     EXHIBIT 5.1




                      [SNOW BECKER KRAUSS P.C. LETTERHEAD]


                                                        September 5, 1996

CPI Aerostructures, Inc.
200A Executive Drive
Edgewood, NY  11717

  RE: REGISTRATION STATEMENT ON FORM S-8
  --------------------------------------

Gentlemen:

                  We have acted as counsel to CPI Aerostructures, Inc. (the "Company"), a New York corporation, in connection with the Company's registration statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended. The Registration Statement includes (i) 300,000 stock options authorized to be granted pursuant to the Company's 1995 Employee Stock Option Plan (the "1995 Plan"); (ii) 250,000 stock options authorized to be granted under the Company's 1992 Employee Stock Option Plan (the "1992 Plan," and together with the 1995 Plan the "Plans"); (iii) 60,000 stock options granted to consultants outside of the Plans (the "Consultant Options"); (iv) 337,335 common shares issuable upon exercise of options previously granted pursuant to the Plans; (v) 60,000 common shares issuable upon exercise of the Consultant Options; and (vi) 180,501 common shares issuable upon exercise of stock options available for grant under the Plans. This results in an aggregate of 610,000 stock options and 577,836 common shares being registered in the Registration Statement.

                  As counsel to the Company, we have examined the Company's Certificate of Incorporation, By-laws, records of corporate proceedings, and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the accuracy and completeness of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to such opinions which we did not independently establish or verify, we have relied upon statements or representations of officers and other representatives of the Company, public officials or others.

                  Based on the foregoing, we are of the opinion that:

                  1. The Company has been duly organized, is validly existing, and in good standing under the laws of the State of New York.

                  2. The stock options issuable under the Plans have been duly authorized by the Board of Directors of the Company, and in the case of the Common Shares issuable upon exercise of the options pursuant to the Plans, they have been duly authorized and reserved for issuance, and when duly issued and paid for as contemplated by the Registration Statement, the Common Shares will be legally issued, fully paid and non-assessable securities.

                  3. The Consultant Options have been duly authorized by the Board of Directors of the Company, and in the case of the Common Shares issuable upon exercise of the Consultant Options, they have been duly authorized and reserved for issuance, and when duly issued and paid for as contemplated by the Registration Statement, the Common Shares will be legally issued, fully paid and non-assessable securities.

                  We hereby consent to the reference of our name in the Prospectus under the caption "Legal Opinion" and to inclusion of this opinion as
Exhibit 5.1 to the Registration Statement and all amendments thereto.

                                           Very truly yours,


                                           /s/ Snow Becker Krauss P.C.
                                           ---------------------------------
                                           SNOW BECKER KRAUSS P.C.